Exhibit 99.1
FOR IMMEDIATE RELEASE

Feb. 11, 2009	Analyst Contact: Britta Carlson, (702) 402-5624
Media Contact: Andrea Smith, (702) 402-5843
NV Energy, Inc., Reports 2008 Earnings
Las Vegas — NV Energy, Inc. (NYSE: NVE) today announced consolidated net income applicable to common stock of $208.9 million, or 89 cents per share, for the year ended December 31, 2008, compared with consolidated net income applicable to common stock of $197.3 million, or 89 cents per share, for the same period in 2007.
The increase in earnings in 2008 was primarily the result of higher operating income from general rate increases in 2007 and 2008, and customer growth. These increases were partially offset by a reduction in customer energy usage caused by milder weather and higher interest charges.
For the fourth quarter of 2008, the company reported a loss of $2.1 million, or 1 cent per share, compared with earnings of $3.7 million, or 2 cents per share, in the 2007 fourth quarter. This decrease in quarterly earnings was primarily due to higher depreciation and maintenance expenses attributable to power plant investments, higher interest charges, and lower AFUDC.
Michael Yackira, president and chief executive officer of NV Energy, said, “While we are never satisfied with a loss as experienced in the recent fourth quarter, the majority of the expense dollars responsible for that decline were associated with two significant new power plant facilities added at our company. These included the $400 million, 600-megawatt peaking plant built at our Clark Generating Station and the acquisition of the $510 million, 598-megawatt Walter Higgins Generating Station. Although these assets are now serving our customers, they are not presently in rates but are part of the General Rate Case currently before the Public Utilities Commission of Nevada. We expect that the cost of service and rate base associated with these investments will be included in our new rates that will be effective later this year.”
“Despite the down economy and slowing growth in both our northern and southern service territories, we were satisfied with both our financial and operating performance for the entire year,” Yackira added.
NV Energy’s two utilities contributed gross margin of $1.35 billion for 2008, $100 million higher than in 2007.
The average number of residential, commercial and industrial electric customers in southern Nevada increased by 0.8 percent, 2.6 percent and 3.8 percent, respectively, in 2008, compared with the average customer counts for the same period in 2007. In northern Nevada, the average number of residential, commercial and industrial electric customers increased by 0.5 percent, 2.0 percent and 4.5 percent, respectively, in 2008, compared with 2007.

Webcast Scheduled for 7 a.m. PST Wednesday, February 11
Senior management of NV Energy will review the company’s 2008 financial results, regulatory issues and other matters during a conference call and live webcast Wednesday, February 11, at 7 a.m. Pacific Standard Time.
The webcast will be accessible on the NV Energy website:
www.nvenergy.com.
An archived version of the webcast will remain on the NV Energy website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 983482, to listen to the recording.
Headquartered in Nevada, NV Energy, Inc., is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.
This press release contains forward-looking statements regarding the future performance of NV Energy and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NV Energy’s ability to maintain access to the capital markets, NV Energy’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of NV Energy’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy’s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, financial market conditions, changes in environmental laws and regulations, and construction risks. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007 and in their Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC. NV Energy, Nevada Power Company and Sierra Pacific Power Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in thousands, except per share amounts)
(Unaudited)
NV Energy, Inc.

			Three Months Ended
	Year Ended December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$3,528,113	$3,600,960	$766,137	$786,585
Other operating expenses	$394,019	$379,446	$98,610	$104,032
Maintenance	$94,069	$99,035	$29,138	$21,349
Depreciation and amortization	$260,608	$235,532	$74,952	$60,745
Income taxes	$76,751	$75,155	$(5,944)	$(1,011)
Taxes other than income	$53,525	$50,113	$13,259	$12,403

Operating income	$475,328	$414,567	$85,362	$53,069

Other income (expense):
Allowance for other funds used during construction	$38,441	$31,809	$5,506	$9,416
Income taxes	$(18,603)	$(12,400)	$(2,152)	$8,230

Interest charges (net of AFUDC)	$300,857	$279,788	$87,357	$69,751

Net Income (Loss) Applicable to Common Stock	$208,887	$197,295	$(2,088)	$3,712

Amount per share basic and diluted — Net income (Loss) applicable to common stock	$0.89	$0.89	$(0.01)	$0.02

Weighted Average Shares of Common Stock Outstanding:
Basic —	234,031,750	222,180,440	234,199,000	224,423,000

Diluted —	234,585,004	222,554,024	234,199,000	224,423,000

Capital Structure	December 31, 2008		December 31, 2007

Current maturities of long-term debt	$9,291	0.1%	$110,285	1.5%
Long-term debt	5,266,982	62.7%	4,137,864	57.1%

Total Debt	$5,276,273	62.8%	$4,248,149	58.6%

Common shareholders’ equity	$3,131,186	37.2%	$2,996,575	41.4%

Total Capitalization (including current maturities of long-term debt)	$8,407,459	100.0%	$7,244,724	100.0%

Nevada Power Company

			Three Months Ended
	Year Ended December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$2,315,427	$2,356,620	$449,207	$469,121
Other operating expenses	$249,236	$232,610	$60,092	$65,209
Maintenance	$63,282	$67,482	$20,555	$13,339
Depreciation and amortization	$171,080	$152,139	$50,225	$39,394
Income taxes	$58,014	$61,108	$(11,578)	$(4,741)
Taxes other than income	$32,069	$29,823	$8,054	$7,392

Operating income	$311,952	$297,304	$39,087	$37,844

Other income (expense):
Allowance for other funds used during construction	$25,917	$15,861	$4,824	$4,815
Carrying charge for Lenzie	$—	$16,080	$—	$—
Income taxes	$(13,368)	$(17,244)	$(2,018)	$405

Interest charges (net of AFUDC)	$186,822	$174,667	$56,090	$42,512

Net Income (Loss)	$151,431	$165,694	$(14,051)	$4,414

Capital Structure	December 31, 2008		December 31, 2007

Current maturities of long-term debt	$8,691	0.2%	$8,642	0.2%
Long-term debt	3,385,106	56.2%	2,528,141	51.5%

Total Debt	$3,393,797	56.4%	$2,536,783	51.7%

Common shareholder’s equity	$2,627,567	43.6%	$2,376,740	48.3%

Total Capitalization (including current maturities of long-term debt)	$6,021,364	100.0%	$4,913,523	100.0%

Sierra Pacific Power Company

			Three Months Ended
	Year Ended December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$1,212,661	$1,244,297	$316,924	$317,746
Other operating expenses	$141,064	$142,348	$37,320	$37,278
Maintenance	$30,787	$31,553	$8,583	$8,010
Depreciation and amortization	$89,528	$83,393	$24,727	$21,350
Income taxes	$31,806	$29,991	$7,593	$9,120
Taxes other than income	$21,304	$20,097	$5,176	$4,959

Operating Income	$154,153	$105,957	$45,537	$11,715

Other income (expense):
Allowance for other funds used during construction	$12,524	$15,948	$682	$4,601
Income taxes	$(5,797)	$3,982	$(587)	$7,579

Interest charges (net of AFUDC)	$72,712	$60,735	$21,254	$15,536

Net Income	$90,582	$65,667	$22,530	$8,139

Capital Structure	December 31, 2008		December 31, 2007

Current maturities of long-term debt	$600	0.0%	$101,643	4.6%
Long-term debt	1,395,987	61.4%	1,084,550	49.6%

Total Debt	$1,396,587	61.4%	$1,186,193	54.2%

Common shareholder’s equity	$877,961	38.6%	$1,001,840	45.8%

Total Capitalization (including current maturities of long-term debt)	$2,274,548	100.0%	$2,188,033	100.0%

Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in thousands)
(Unaudited)
Nevada Power Company

	Year Ended December 31,
	2008	2007	2006
Operating Revenues:
Electric	$2,315,427	$2,356,620	$2,124,081

Energy Costs:
Fuel for power generation	$755,925	$594,382	$552,959
Purchased Power	680,816	688,606	764,850
Deferral of energy costs-net	(6,947)	233,166	92,322

	$1,429,794	$1,516,154	$1,410,131

Gross Margin	$885,633	$840,466	$713,950

Reinstatement of deferred energy	—	—	(178,825)

Gross Margin after reinstatement of deferred energy costs	$885,633	$840,466	$892,775

Sierra Pacific Power Company

	Year Ended December 31,
	2008	2007	2006
Operating Revenues:
Electric	$1,002,674	$1,038,867	$1,020,162
Gas	209,987	205,430	210,068

	$1,212,661	$1,244,297	$1,230,230

Energy Costs:
Fuel for power generation	$283,342	$242,973	$247,626
Purchased Power	293,527	348,299	344,590
Deferral of energy costs-electric-net	1,291	78,044	47,043
Gas purchased for resale	170,468	150,879	160,739
Deferral of energy costs-gas-net	(4,609)	10,763	6,947

	$744,019	$830,958	$806,945

Energy Costs by Segment:
Electric	$578,160	$669,316	$639,259
Gas	165,859	161,642	167,686

	$744,019	$830,958	$806,945

Gross Margin by Segment
Electric	$424,514	$369,551	$380,903
Gas	44,128	43,788	42,382

	$468,642	$413,339	$423,285